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                                                        Exhibit 5


                                   November 17, 1995




Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

RE:  The Dial Corp Registration Statement on Form S-3

Gentlemen:

     This opinion is delivered in connection with the registration by The Dial Corp, a Delaware corporation (the
"Company"), on Form S-3 (the "Registration Statement"), under the
Securities Act of 1933, as amended, for 312,462 shares of the Company's Common Stock ("Common Stock"), together with the associated preferred stock purchase rights ("Rights").

     In arriving at this opinion, I have examined such corporate instruments, documents, statements and records of the Company and others as I have deemed relevant and necessary or appropriate for the purposes of this opinion.

     I have assumed the genuineness of all signatures and the authenticity of all documents submitted to me as originals, the conformity to original documents of all the documents submitted to me as certified or photostatic copies, and the authenticity of the originals of such latter documents.

     Based upon the foregoing, I am of the opinion that the Common Stock to be sold pursuant to the Registration Statement, together with the associated Rights, when sold in the manner referred to in the Registration Statement, will be legally issued, fully paid and nonassessable securities of the Company.

     I hereby consent to the reference to my name in the Registration Statement and further consent to the inclusion of this opinion as Exhibit 5 to the Registration Statement. In giving this consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission.

                                   Very truly yours,

                                   /s/ L.G. Lemon